Exhibit 10.23

EMPLOYMENT AGREEMENT

(Carlos Abaunza)

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 25, 2005 by and between American Media Operations, Inc. (the “Company”) and Carlos Abaunza (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an Agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment; Executive Representation.

a. Employment Term. The Company shall employ Executive for the time period commencing on January 16, 2006 (the “Effective Time”) and ending on April 17, 2008 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

b. Executive Representation. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and the Company, the delivery of this Agreement by Executive to the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment Agreement or other agreement or policy to which Executive is a party or otherwise bound.

c. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”).

2. Position.

a. During Executive’s employment by the Company, Executive shall serve as Senior Vice President/Chief Financial Officer (CFO). In such position, Executive shall report directly to the Company’s Chairman/CEO and shall have such duties and authority as shall be determined from time to time by the Chairman/CEO of the Company. Executive will be based from the Company’s South Florida office, however, frequent travel will be necessary (including, but not limited to, frequent travel to the Company’s New York office).

b. During Executive’s employment with the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer.

3. Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $275,000.00 (Two Hundred Seventy Five Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payment practices. Executive’s Base Salary will be reviewed on an annual basis and may be increased at the sole discretion of the Chairman/CEO.

4. Annual Bonus. With respect to each `full fiscal year during Executive’s employment with the Company, Executive shall be eligible to earn an annual Bonus (a “Bonus”) with an annual target of $125,000.00 (One Hundred Twenty Five Thousand Dollars and Zero Cents) (the “Target Bonus”) based on the financial performance of the Company (based on the approved annual budgeted EBITDA) and pursuant to the attached Bonus Plan (Exhibit “B”). For FY06, Executive will be eligible to receive a prorated bonus of 3/12ths of the annual Target Bonus in accordance with the attached Plan. The Target Bonus will be reviewed and adjusted by the CEO or the Board of Directors on an annual basis. Annual Bonus, if any, shall be payable after the close of the fiscal year and the Company’s 10-K has been filed (typically, 90 days after the end of the Company’s fiscal year (the Company’s fiscal year is from April 1st to March 31st).

5A. Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive will be eligible for 25 PTO days per year. The Company will reimburse Executive for the period of time that Executive is not eligible to participate in the Company’s Medical Insurance Program for COBRA coverage with Executive’s current employer if Executive elects to participate in the COBRA program.

5B. Equity Arrangements

Executive will receive a grant of 225 (Two Hundred Twenty Five) Class “B” units in the Company’s parent, EMP Group, LLC. Executive’s grant will be subject to the terms and conditions of an executed Subscription Agreement, including but not limited to, the vesting schedule. Executive will be eligible to receive additional Equity Grants based on job performance and the financial performance of the Company at the sole discretion of the CEO of the Company.

6. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Executive’s employment hereunder may be terminated by the Company at any time and for any reason. If Executive’s employment is terminated by the Company, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and a prorated portion of the current fiscal year Annual Bonus, if any, up to the date of termination of employment, per the terms and conditions of the applicable bonus plan that Executive and Company have executed,

(C) in accordance with Company policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

E) severance pay in the amount of the lesser of twelve (12) months Base Salary or the remaining Base Salary payable for the Employment Term listed in Section 1a above, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twelve (12) equal monthly installments. Executive will be required to execute the Company’s form Separation and Release of Claims Agreement in order to be eligible to receive the severance pay described above. “Cause” shall mean (i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder for a period of 10 days following written notice by the Company to Executive of such failure or refusal (except for a period of physical or mental incapacity), (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates (v) Executive’s breach of any provision of this agreement, including the attached addendum.. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate Executive’s employment without paying severance. For the purposes hereof, the term “physical or mental incapacity” means Executive’s inability to perform the principal duties as contemplated by this agreement.

F) Expiration of the Employment Term. Upon expiration of the Employment Term, unless Executive’s employment is earlier terminated pursuant to the above, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as set forth above, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

G) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will, for any reason or for no reason and at any time, by either Executive or the Company; provided that the provisions of Section 7 and Exhibit A (Confidentiality/Non Compete Addendum) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment and provided further that Executive shall provide Company with at least thirty (30) days advance written notice of resignation.

Following such termination of Executive’s employment, except as set forth in this Section 6, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7. Confidentiality. Concurrent with the execution of this Agreement by Executive, Executive shall execute and deliver to Company, Exhibit “A,” entitled Confidentiality/Non Compete Addendum, which is attached hereto and made a part hereof.

8. Miscellaneous.

a. Governing Law and Exclusive Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof. The parties agree that any suit, under, in connection with, or in any way related to this Agreement shall only be brought in the state courts located in Palm Beach County or in the US District Court for the Southern District of Florida.

b. Entire Agreement/Amendments. This Agreement and attached Exhibits hereto contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to an affiliate or related corporation of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement and provided further that if this Agreement is not expressly assumed, the Company is responsible for all terms contained within.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

To the attention of the Company’s Senior Vice President, Human Resources and Administration at the principal corporate headquarters of the Company.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executive shall receive one fully executed counterpart each.

j. Survival. Notwithstanding any termination/expiration of the Agreement, all rights and obligations hereunder which by their nature should survive termination/expiration, shall survive.

9. Advice of Counsel. In entering into this Agreement, Executive represents that Executive has had an opportunity to seek, and has sought the legal advice of Executive’s attorney, an attorney of Executive’s own choice and that the terms of this Agreement have been completely read and explained by Executive’s attorney, and that those terms are fully understood and voluntarily accepted by Executive.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

American Media Operations, Inc.

By:	/s/ Daniel Rotstein 12/8/05
	Daniel Rotstein SVP HR & Admin.	Date

/s/ Carlos Abaunza 12/8/05
Carlos Abaunza		Date

EXHIBIT “A”

Confidentiality / Non-Compete Addendum

1. For purposes of this Addendum, the term “Confidential Information” is defined to mean any non-public information (including any and all information that becomes public by Executive’s actions or actions of persons obtaining access to information directly or indirectly from or through Executive) related to the Company (as such term is defined in the Employment Agreement) and its related and/or affiliated corporations (hereinafter the “Company”), its business, finance or proprietary information, including but not limited to information regarding its officers and employees, its data, statistics, business plans, records, trade secrets, business secrets, operational methods, customer lists, concepts, ideas, policies and/ or any other information regarding the Company’s property or data, whether tangible or intangible, and whether or how stored, compiled or memorized physically, electronically, photographically, or by any other means, and specifically including, without limitation, Company proprietary system designs and programs and information of any kind, Company system specifications and Company operational methodologies.

2. Executive (as such term is defined in the Employment Agreement) acknowledges that Confidential Information is proprietary to, and a valuable asset of, the Company and that any disclosure or unauthorized use thereof in violation of this Addendum will cause irreparable harm and loss.

3. Executive shall retain any Confidential Information in strictest confidence and shall not at any time, whether during or after Executive’s term of employment with Company, use, exploit or disclose or permit the use, exploitation or disclosure of any Confidential Information obtained from the Company and/or Company’s Employees unless otherwise required by law. Executive covenants and agrees that Executive shall not, either directly or indirectly, publish or disclose any Confidential Information subject to this Addendum or use such Confidential Information for Executive’s benefit, another party or any third parties, without the prior written consent of the President of the Company. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

4. Upon termination of employment or demand by the Company, Executive shall immediately deliver to Company without retaining copies thereof, any and all Confidential Information and derivations thereof in Executive’s possession or control, including but not limited to, all notes, analyses, compilations, studies, interpretations, and other documents, including but not limited to, photographic, video or electronic documents and recordings.

5. Executive shall not, without the prior written consent of the Chairman/CEO of the Company, make any public statement, announcement or release to any person or entity, including, but not limited to, trade publications, the press, any competitor of the Company, customer, or any other third party, disclosing or relating to any Confidential Information, except as may be necessary to comply with the requirements of any applicable law, governmental order or regulation in connection therewith (“Governmental Disclosure”). Prior to any Governmental Disclosure, Executive shall comply with Section 6 hereto. Executive agrees that Executive will not discuss with the media any aspect of Executive’s employment with the Company and will not write, speak, or give interviews, either directly or indirectly, on or off the record about Executive’s work at the Company, including without limitation, facts and information Executive has learned during Executive’s employment about the Company and Executive’s assignments, for purposes of publication in any way, directly or indirectly, without prior written approval by the President of the Company.

6. In the event that Executive is requested or required to disclose any Confidential Information subject to this Addendum in a legal or regulatory proceeding, Executive shall provide Company with prompt written notice of any such request or requirements in order to provide Company an opportunity to seek a protective order or other appropriate remedy. Executive agrees to cooperate with Company and its counsel, in any effort to prevent such disclosure of the Confidential Information.

7. While employed and for a period of six (6) months following Executive’s termination of employment for any reason, Executive shall not, in any manner, attempt to solicit or solicit any employee or customer of Company, its affiliates, subsidiaries, parent or related companies or successors or assigns with any offer of employment or consultancy, or hire, retain, engage or otherwise employ or utilize the services of any such employee or customer of Company.

8. Executive agrees that during the term of Executive’s employment with Company and for the period of six (6) months following Executive’s voluntary termination of employment or for the period of six (6) months following the Executive’s involuntary termination of employment Executive will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting Executive’s name to be associated with or used by, or consulting, with any Prohibited Business (as hereinafter defined) within the United States of America or Canada. For purposes of this agreement “Prohibited Business” means any business which is in any way involved in the publishing, production, pre-press, marketing, racking, or servicing of products similar to Company, which includes, but is not limited to companies which provide pre-press services, in the United States of America or Canada. Executive acknowledges that Company’s products and services are marketed throughout the United States of America and Canada and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to Company’s business plans and the market for its products and services. In the event that the term of Executive’s Employment Agreement expires and Executive becomes an employee at will under terms and conditions similar to those contained in Executive’s Employment Agreement, and if Executive’s employment is terminated, while Executive is an employee at will, Executive will additionally be bound by the terms of this Paragraph for a period of six (6) months, provided that Company compensates Employee in the amount of $22,916.67 (Twenty Two Thousand Nine Hundred Sixteen Dollars and Sixty Seven Cents) per month (“Severance”) for the six-month non-competition period. If Executive does not comply with the terms contained herein, Company shall not be obligated to pay Executive Severance. Company agrees to pay the greater of the Severance described above, or Company’s Severance program in effect at the time of termination of employment during the six (6) month non-competition period.

9. Executive acknowledges that the restrictions and conditions set forth in this Addendum are essential to Company’s execution of Executive’s Employment Agreement, without which, Company would not have entered into this agreement. Executive expressly acknowledges that the restrictions set forth in this Addendum are reasonable and valid.

10. Executive agrees that Executive will make no statements about the Company, its officers or employees that are intended to, or may reasonably be expected to disparage or impugn them or to otherwise make any statement that will adversely affect the reputation of the Company, its officers or employees or otherwise disrupt, damage, impair or interfere with the Company or its operations or business prospects.

11. Executive acknowledges that a breach of any of the terms, covenants or conditions contained in this Addendum by Executive and/or those under Executive’s control will result in irreparable damage to Company and that such damage will be presumed to have occurred. In the event of such breach or threatened breach, Company shall be entitled, without the necessity of posting any bond, to appropriate injunctive relief in any court of competent jurisdiction, restraining Executive and/or those under Executive’s control from any such threatened or actual violation of the provisions of this Addendum. Additionally, if a breach of the promises in this Addendum is demonstrated, Executive agrees to pay the attorney’s fees, costs and expenses incurred by Company as a result of such breach. Specifically and unless stated otherwise, all remedies provided for in this Addendum shall be cumulative and in addition to and not in lieu of any other remedies available to Company at law, in equity, or otherwise.

12. Nothing contained in this Addendum shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed.

13. No delay or omission by Company to exercise any right or power occurring upon any noncompliance or default by Executive with respect to any of the terms of this Addendum shall impair any such right or power or be construed to be a waiver thereof. A waiver by Company of any covenants, conditions, or agreements to be performed by Executive shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

14.	The provisions of this Addendum shall survive termination/expiration of the Agreement.

15. For purposes of clarity, nothing in this Addendum is intended to prohibit Executive from communicating with the Company’s Board of Directors, Audit Committee and/or its investors.

American Media Operations, Inc.

By:	/s/ Daniel Rotstein 12/08/05	By:	/s/ Carlos Abaunza 12/08/05
	Daniel Rotstein Date		Carlos Abaunza	Date

Its:	SVP, HR & Admin.

AMERICAN MEDIA, INC.

CORPORATE EBITDA INCENTIVE PLAN

FY 2006

Carlos Abaunza

I.	General

A.	Only employees of American Media, Inc. (the “Company”) or its subsidiaries whom are selected by the Chairman/CEO (the “Administrator”) shall be eligible to participate in the Plan.

B.	The plan year shall be the Company’s fiscal year.

II.	Target Incentive

Each participant will have an individualized determined salary base and target incentive that is keyed to achieving the budgeted EBITDA target of the Company.

III.	Payout for Achieving Profit Target

A.	Achieving 100% of budgeted EBITDA target will earn 100% of target incentive.

B.	If applicable, achieving more than 100% of budgeted EBITDA target will earn the percentage of the target incentive specified on the participant’s Statement.

C.	Achieving less than 100% of the applicable target will earn a reduced amount of the target incentive calculated as follows: If actual EBITDA is between 95% and 100% of targeted EBITDA a payment of 50% of target incentive will be made. No incentive payment will be made if less than 95% of the applicable target is achieved.

IV.	Calculating EBITDA

A.	Budgeted EBITDA as used in this Plan shall be defined as the budgeted EBITDA approved by the Board.

V.	Administration

A.

Annual Bonus, if any, shall be payable after the close of the fiscal year and the Company’s 10-K has been filed (typically, 90 days after the end of the Company’s fiscal year (the Company’s fiscal year is from April 1st to March 31st.

B.	Participants must be on payroll as of the last day of the Company’s fiscal year to be eligible for payment of that year’s incentive.

C.	Participation in this Plan does not constitute any form of guarantee of employment.

AMERICAN MEDIA, INC.

CORPORATE EBITDA INCENTIVE PLAN

Fiscal 2006

Name: Carlos Abaunza

EBITDA Target	AMI		$130,000,000
			$0
			$0
			$0
			$0
			$0
			$0
			$0
			$0
			$0
			$0
			$0
			$0

	Total		$130,000,000

Annual Target Incentive - For a full FY		At 100% of EBITDA Target	$125,000.00
Pro-Rated (for FY06) 3/12th of $125,000.00		At 100% of EBITDA Target	$31,250.00

Actual EBITDA Less than EBITDA Target Incentive for Corporate:

If Actual EBITDA is between 95% and 100% of targeted EBITDA a payment of 50% of target incentive will be made. If actual EBITDA is less than 95% of targeted EBITDA, there will be no payment.

/s/ Daniel Rotstein	/s/ Carlos Abaunza
Daniel Rotstein	Carlos Abaunza